O’Melveny & Myers LLP	T: +1 949 823 6900	File Number: 0252827-00013
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April 21, 2021
Evolus, Inc.
520 Newport Center Drive, Suite 1200
Newport Beach, CA 92660
Re:    Registration Statement on Form S-3.
Ladies and Gentlemen:
We have acted as special counsel to Evolus, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “462(b) Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The 462(b) Registration Statement relates to the offer and sale of shares of the Company’s common stock, par value $0.00001 per share, having a maximum aggregate offering price of up to $1,319,150 (the “Shares”). The 462(b) Registration Statement incorporates by reference the registration statement on Form S-3 (File No. 333-230466), including the amendment thereto (the “Registration Statement” and together with the 462(b) Registration Statement, the “Registration Statements”), initially filed by the Company with the Commission on March 22, 2019, amended on April 10, 2019 and declared effective by the Commission on April 15, 2019, including the prospectus which forms a part of the Registration Statement (the “Prospectus”), as supplemented from time to time by one or more prospectus supplements.
In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of those corporate and other records and documents as we considered appropriate including, without limitation:
(i)    the 462(b) Registration Statement;
(ii)    the Registration Statement;
(iii)    the Amended and Restated Certificate of Incorporation of the Company, including all amendments thereto, as presently in effect (the “Certificate of Incorporation”);
(iv)    the Amended and Restated Bylaws of the Company, including all amendments thereto, as presently in effect (the “Bylaws” and, together with the Certificate of Incorporation, the “Organizational Documents”); and
(v)    resolutions of the Board of Directors of the Company relating to the registration of the Shares, as applicable, and related matters.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original
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documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.
We have also assumed that, at or prior to the time of delivery of any Shares, (i) the effectiveness of the Registration Statements has not been terminated or rescinded, (ii) a prospectus supplement describing such Shares, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission, (iii) the Company has been duly organized and is and will continue to be validly existing and in good standing under the laws of Delaware, (iv) the definitive terms of the issuance and sale of such Shares will have been duly established in accordance with the applicable authorizing resolutions of the Board of Directors of the Company (or an authorized committee thereof) and in conformity with the Organizational Documents and applicable law, (v) there has not occurred any change in law or further action by the Board of Directors of the Company affecting the validity of such Shares, and (vi) such Shares will be issued and sold in the manner contemplated by the Registration Statements and any applicable prospectus supplement. We have also assumed that neither the issuance and delivery of the Shares, nor the compliance by the Company with the terms of the Shares will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.
On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that when an issuance of Shares has been duly authorized by all necessary corporate action of the Company, upon issuance, delivery and payment therefor in an amount not less than the par value thereof and in the manner contemplated by the Registration Statements and/or the Prospectus and applicable prospectus supplement(s) and by such corporate action, such Shares will be validly issued, fully paid and nonassessable.
The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statements, the prospectus included in the Registration Statements or any prospectus supplement, other than as expressly stated herein with respect to the Shares.
This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
We hereby consent to the use of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to this firm under the heading “Legal Matters” in a prospectus supplement to the prospectus constituting part of the Registration Statement.

Respectfully submitted, /s/ O’Melveny & Myers LLP